Exhibit 23.1

Independent Auditors’ Consent

The Partners
Southern Union Gas Services, Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-102388) of Southern Union Company of our report dated March 31, 2006, with respect to the consolidated balance sheets of Southern Union Gas Services, Ltd. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K/A of Southern Union Company dated May 17, 2006.

/s/ KPMG, LLP
KPMG, LLP

Fort Worth, Texas
August 8, 2006